EXHIBIT 10.10

BIMINI MORTGAGE MANAGEMENT, INC.

2003 LONG TERM INCENTIVE COMPENSATION PLAN

PHANTOM SHARE AWARD AGREEMENT

AGREEMENT by and between Bimini Mortgage Management, Inc., a Maryland corporation (the “Company”) and George H. Haas IV (the “Grantee”), dated as of the 13th day of August, 2004.

WHEREAS, the parties have entered into a Phantom Share Award Agreement dated as of the 15th day of June, 2004, and this Agreement is an amendment and complete restatement thereof;

WHEREAS, the Company maintains the Bimini Mortgage Management, Inc. 2003 Long Term Incentive Compensation Plan, as it may be amended from time to time (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, the Grantee is an employee of the Company;

WHEREAS, it is the intention of the Company, that for accounting purposes, compensation charges to the Grantee are to follow the vesting schedule set forth below; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant Phantom Shares to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Grant of Phantom Shares. The Company hereby grants the Grantee 2,750 Phantom Shares.  The Phantom Shares are subject to the terms and conditions of this Agreement, and are also subject to the provisions of the Plan.  The Plan is hereby incorporated herein by reference as though set forth herein in its entirety.

2.             Vesting.

The Phantom Shares shall be subject to the following:

(a)           The Phantom Shares shall vest, except as provided herein, if and as employment continues, pursuant to the following schedule:

Number of Phantom Shares	Vesting Date
150	August 15, 2004
200	November 15, 2004
200	February 15, 2005
200	May 15, 2005
200	August 15, 2005
200	November 15, 2005
200	February 15, 2006
200	May 15, 2006
200	August 15, 2006
200	November 15, 2006
200	February 15, 2007
200	May 15, 2007
200	August 15, 2007
200	November 15, 2007

(b)           Upon Termination of Service, all Phantom Shares which have not vested prior to or concurrently with such Termination of Service shall thereupon, and with no further action, be forfeited by the Grantee.

(c)           The Phantom Shares shall fully vest upon (i) Termination of Service by the Company without Cause or for Disability, (ii) Termination of Service by the Grantee for “Good Reason” (as defined below), within 30 days of the occurrence (or initial occurrence, in the case of a continuing condition) thereof, (iii) the Grantee’s death while employed or (iv) the occurrence of a Change of Control while employed.  For these purposes, “Good Reason” shall mean, without the Grantee’s prior consent, a material diminution by the Company in the Grantee’s title, duties or responsibilities; provided that (i) if the Grantee wishes to terminate for Good Reason, the Grantee shall give notice to the Company, and (ii) Good Reason shall not be deemed to exist if the Company cures any such diminution within a reasonable period (which shall be at least 15 days) after receipt of such notice.

3.             Dividend Equivalent Rights.

A Dividend Equivalent Right is hereby granted to the Grantee, consisting of the right to receive, with respect to each Phantom Share, cash in an amount equal to the cash dividend distributions paid in the ordinary course on a Share to the Company’s common shareholders (each, a “Dividend Payment”), as set forth below.  For each Phantom Share then outstanding, whether or not then vested, if a cash dividend is payable in the ordinary course on a Share, the Company shall make a payment to the Grantee in an amount equal to the applicable Dividend Payment, on or about the date of the Dividend Payment; provided that the Grantee may elect, in accordance with such procedures as may be prescribed by the Committee, to receive, in lieu of such Dividend Payment, a number of additional Phantom Shares equal to (x) the otherwise payable Dividend Payment, divided by (y) the Fair Market Value of a Share on the date of the Dividend Payment.

4.             Miscellaneous.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)           The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate.  Without limiting the generality of the foregoing, the Committee may interpret this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law.   In the event of any dispute or disagreement as to the interpretation of this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to this Agreement, the decision of the Committee shall be final and binding upon all persons.

(c)           All notices hereunder shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company.  Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 4(c).

(d)           The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(e)           Nothing in this Agreement shall confer on the Grantee any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the Grantee’s employment or other service at any time.

(f)            The adjustment provisions of Section 13 of the Plan shall not apply in respect of any change in capital structure undertaken before or concurrently with the Company’s initial public offering.

(g)           This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

BIMINI MORTGAGE MANAGEMENT INC.

By:	/s/ Jeffrey J. Zimmer
Name:	Jeffrey J. Zimmer
Title:	President

/s/ George H. Haas IV
George H. Haas IV